 Exhibit 99.77C

SUB-ITEM 77C:  Submission of matters to a vote of security holders

A Special Meeting of Shareholders of the Rx Tactical Rotation Fund (f/k/a ISM Global Alpha Tactical Fund) and the Rx Dividend Income Fund (f/k/a ISM Dividend Income Fund), each a series of the Starboard Investment Trust, was held on January 30, 2013 at 3:00 p.m. Eastern Time at the offices of The Nottingham Company, 116 South Franklin Street, Rocky Mount, North Carolina 27804.

At this special meeting, the shareholders voted on the following items:

1.	To approve proposed amendments to the Investment Advisory Agreement for the Rx Tactical Rotation Fund with FolioMetrix, LLC in order to raise the management fee;

2.	To approve proposed amendments to the Investment Advisory Agreement for the Rx Dividend Income Fund with FolioMetrix, LLC in order to raise the management fee;

3.	To approve an Investment Sub-Advisory Agreement for the Rx Dividend Income Fund between FolioMetrix, LLC, the Fund’s investment advisor, and Forward Management, LLC; and

With respect to the proposal to shareholders of the Rx Tactical Rotation Fund to approve amendments to the Fund’s Investment Advisory Agreement with FolioMetrix, LLC in order to raise the management fee, 1,010.000 shares voted in favor of the item, no shares voted against the item, and no shares abstained from voting on the item.  Since both a majority of the shares of the Fund and more than 67% of the shares of the Fund present voted in favor of the item, the proposal to approve amendments to the Investment Advisory Agreement was approved.

With respect to the proposal to shareholders of the Rx Dividend Income Fund to approve amendments to Fund’s Investment Advisory Agreement with FolioMetrix, LLC in order to raise the management fee, 9,771.304 shares voted in favor of the item, no shares voted against the item, and no shares abstained from voting on the item.  Since both a majority of the shares of the Fund and more than 67% of the shares of the Fund present voted in favor of the item, the proposal to approve amendments to the Investment Advisory Agreement was approved.

With respect to the proposal to shareholders of the ISM Dividend Income Fund to approve an Investment Sub-Advisory Agreement for the Fund between FolioMetrix, LLC and Forward Management, LLC, 9,771.304 shares voted in favor of the item, no shares voted against the item, and no shares had abstained from voting on the item.  Since both a majority of the shares of the Fund and more than 67% of the shares of the Fund present voted in favor of the item, the proposal to approve to approve an Investment Sub-Advisory Agreement for the Fund was approved.